                                                                      EXHIBIT 12


                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The historical ratios of earnings to fixed charges of Kinder Morgan Energy Partners, L.P. and our consolidated subsidiaries for the periods indicated are as follows:


                                                      NINE MONTHS                    YEAR ENDED DECEMBER 31,
                                                         ENDED          --------------------------------------------------
                                                  SEPTEMBER 30, 2004     2003       2002       2001       2000       1999
                                                  ------------------   --------   --------   --------   --------   -------
                                                                         (Dollars in Thousands)
Earnings:
  Pre-tax Income from Continuing Operations
    Before Extraordinary Items and Before
    Adjustment For Minority Interest and
    Equity Earnings per Statement of Income             $569,567       $632,933   $549,536   $394,333   $236,861   $158,950

Add:
  Fixed Charges                                          146,777        188,483    184,678    179,708    100,120     56,747
  Amortization of capitalized interest                       526            447        329        201        131         76
  Distributed Income of Equity Investees                  49,425         83,000     77,735     68,832     47,512     33,686

Less:
  Interest Capitalized from Continuing Operations          4,704          5,310      5,778      3,134      2,506      1,887
                                                        --------       --------   --------   --------   --------   --------
Earnings as Adjusted                                    $761,591       $899,553   $806,500   $639,940   $382,118   $247,572
                                                        --------       --------   --------   --------   --------   --------

Fixed Charges:
  Interest and Debt Expense, Net per Statements
    of Income (Includes Amortization of Debt
    Discount, Premium and Expense)                      $141,820       $182,777   $178,279   $175,930   $ 97,102   $ 54,336

Add:
  Interest Capitalized from Continuing Operations          4,704          5,310      5,778      3,134      2,506      1,887
  Portion of Rents Representative of
    the Interest Factor                                      253            396        621        644        512        524
                                                        --------       --------   --------   --------   --------   --------
Fixed Charges                                           $146,777       $188,483   $184,678   $179,708   $100,120   $ 56,747
                                                        --------       --------   --------   --------   --------   --------

Ratio of Earnings to Fixed Charges                          5.19           4.77       4.37       3.56       3.82       4.36
                                                        ========       ========   ========   ========   ========   ========